Exhibit 99.1

NEWS RELEASE

CPS Announces $40.0 Million Securitization of Residual Interests

LAS VEGAS, Nevada, May 16, 2018 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of a financing backed by its residual interests in 17 previously issued securitizations.

In the transaction, a qualified institutional buyer purchased $40.0 million of asset-backed notes secured by residual interests in 13 CPS securitizations issued consecutively from September 2013 through December 2016 and by an 80% interest in a CPS affiliate that owns the residual interests in four CPS securitizations issued in 2017. The single class of notes was rated BB (low) by DBRS and bears interest at an annual rate of 8.595%.

Interest will be paid on the notes monthly and principal payments will be made to the extent necessary to maintain a ratio of collateral to the outstanding notes at a specified level. For purposes of this financing, the collateral consists of the spread account balances and the over-collateralization of the pledged securitizations. In the case of the 2017 securitizations, only 80% of the spread account balances and over-collateralization are included in the collateral.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)